Exhibit 10.27

FORM OF

EQUITY EXCHANGE AND RESTRICTED STOCK AGREEMENT

by and between

NEWPAGE GROUP INC.

and

[                    ]

Dated as of December 21, 2007

EQUITY EXCHANGE AND RESTRICTED STOCK AGREEMENT

This Equity Exchange and Restricted Stock Agreement (this “Agreement”) is made and entered into as of December 21, 2007 (the “Effective Date”), by and between NewPage Group Inc. (the “Company”) and [            ] (the “Executive”).

WHEREAS, pursuant to the Executive Purchase Agreement by and among Mable Timber Acquisition LLC (“Maple Timber”), NewPage Investments LLC, Escanaba Timber Investments LLC and the Executive, dated as of [May 2, 2005] (the “Executive Purchase Agreement”), the Executive is the holder of Paper Class A Common Percentage Interests and Paper Class B Common Percentage Interests [or Paper Class C Common Percentage Interests] (each as defined in the Executive Purchase Agreement);

WHEREAS, Stora Enso Oyj, Stora Enso North America, Inc. (“SENA”), and NewPage Holding Corporation (“NewPage”) entered into a stock purchase agreement, dated as of September 20, 2007 (as amended, the “Stock Purchase Agreement”) pursuant to which NewPage Corporation will acquire all the outstanding shares of SENA (the “Acquisition”);

WHEREAS, prior to the Closing Date, the Company was formed and, immediately prior to the Closing Date, Maple Timber will distribute the Shares of the Company to the members of the Paper Series of Maple Timber, including the Executive;

WHEREAS, in connection with such distribution, in consideration for the cancellation of the Paper Class A Common Percentage Interests and Paper Class B Common Percentage Interests [or Paper Class C Common Percentage Interests], the Executive will receive Shares;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Definitions.

“Board” means the Board of Directors of the Company or a committee thereof.

“Cause” has the meaning stated in the Employment Agreement or if the Executive is not bound by any Employment Agreement, “Cause” shall mean (i) commission of a felony by the Executive, (ii) acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries or affiliates, (iii) the Executive’s material breach of any provision of any policy of the Company, NewPage or NewPage Corporation, (iv) the Executive’s failure to follow the lawful written directions of the Chief Executive Officer and President of the Company, NewPage or NewPage Corporation, or the Board of Directors of the Company or NewPage, (v) conduct by the Executive in connection with Executive’s duties that is fraudulent, willful and materially injurious to the Company or its subsidiaries or affiliates, (vi) conduct by the Executive in connection with Executive’s duties that is unlawful and materially injurious to the Company or its subsidiaries or affiliates, or (vii) any breach of the provisions relating to non-compete, non-solicitation or confidentiality agreements with the Company or any of its subsidiaries that Executive is bound by; provided that the Executive shall not be deemed for purposes of this Agreement to have been terminated for “Cause” if within ten (10) business days following the Company’s written notice of its intention to terminate the Executive’s employment, the Executive has cured such Cause, if curable, as determined by the Board, in its sole discretion.

“Cerberus Member” means NewPage Investments LLC, a Delaware limited liability company.

“Closing Date” has the meaning stated in the Stock Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” has the meaning stated in the Employment Agreement or if the Executive is not bound by any Employment Agreement “Disability” means the determination by the Company, in accordance with applicable law, based on information provided by a physician selected by the Company or its insurers and reasonably acceptable to the Executive that, as a result of a physical or mental injury or illness, the Executive has been unable to perform the essential functions of the Executive’s job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one-hundred eighty (180) days in any one-year period.

“Employment Agreement” means the Employment Agreement between the Executive and NewPage Corporation dated as of [            ].

“Fair Market Value” means as to the Shares, the fair market value of the Shares as calculated within six months prior to the date of repurchase of the Shares; provided, that if the Board determines in good faith that events or conditions have affected materially the Fair Market Value following such determination, Fair Market Value shall be re-calculated at any time during such six month period, and such calculation shall supersede the prior calculation and thereafter be applicable; and provided, further, that each such calculation will be performed by a nationally recognized investment bank or valuation firm as will be selected by the Board.

“Good Reason” has the meaning stated in the Employment Agreement or if the Executive is not bound by any Employment Agreement, “Good Reason” means, without the consent of the Executive, (i) a reduction by the Company in the Executive’s base salary or in the percentage of base salary on which the Executive’s bonus is based; (ii) a material reduction in the aggregate benefits provided to the Executive, except for any across-the-board reduction(s) affecting all similarly situated executives on substantially the same proportional basis; or (iii) relocation of Executive outside of fifty (50) miles from his or her regular office location as of the date hereof.

“Initial Public Offering” means the first public offering of common stock of the Company or NewPage Holding pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission (the “SEC”) resulting in proceeds to the Company, NewPage Holding or its stockholders of at least $50 million.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Maple Timber.

“NewPage Holding” means NewPage Holding Corporation.

“Paper Common Percentage Interests” has the meaning stated in the Executive Purchase Agreement.

“Permitted Transferee” has the meaning stated in the Securityholders Agreement.

“Person” means any individual, partnership, firm, trust, corporation, limited liability company or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Shares, such partnership, limited partnership, syndicate or group shall be deemed a “Person.”

“Purchase Notice” has the meaning stated in Section 4(f) of this Agreement.

“Registration Rights Agreement” has the meaning stated in the Executive Purchase Agreement.

“Repurchaser” has the meaning stated in Section 4(f) of this Agreement.

“Sale Notice” has the meaning stated in Section 4(g) of this Agreement.

“Securityholders Agreement” means the Securityholders’ Agreement dated as of December 2007 by and among the Company and the signatories thereto, as may be amended from time to time.

“Shares” means shares of common stock, par value $0.01 of the Company.

“Timber Profits Interests” has the meaning stated in the Executive Purchase Agreement.

“Transfer” has the meaning stated in Section 3 of this Agreement.

“Transaction Documents” means this Agreement and the Securityholders Agreement.

“Unvested Interests” has the meaning stated in the Executive Purchase Agreement.

“Vested Interests” has the meaning stated in the Executive Purchase Agreement.

2. Acquisition of Shares by the Executive.

(a) Immediately prior to the Closing Date, Maple Timber will distribute to the Executive [    ] Shares in respect of the Executive’s Vested Interests and Unvested Interests and the Company and the Executive agree that all Unvested Interests shall be deemed to have become Vested Interests immediately prior to the Closing notwithstanding the terms of the

Executive Purchase Agreement. Upon the Closing, the Executive acknowledges and agrees that the Paper Common Percentage Interests previously held by the Executive (whether Vested Interests or Unvested Interests) shall terminate and the Executive Purchase Agreement, the Registration Rights Agreement and the LLC Agreement shall be null and void and of no further effect.

(b) Certificates representing the Shares subject to this Agreement shall be delivered to the Executive. The certificates shall be endorsed with the following legend.

THE SHARES HEREBY REPRESENTED ARE RESTRICTED SHARES OF THE COMPANY’S COMMON STOCK WHICH HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED OR REGISTERED UNDER STATE SECURITIES OR BLUE SKY LAWS. THE RESTRICTED SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED, APPLICABLE STATE SECURITIES OR BLUE SKY LAWS AND THE APPLICABLE RULES AND REGULATIONS THEREUNDER. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE RESTRICTED SHARES ARE ALSO SUBJECT TO THE TRANSFER RESTRICTIONS, RIGHTS OF REPURCHASE BY THE COMPANY AND ONE OF THE COMPANY’S AFFILIATES AND THE DRAG-ALONG SALE RIGHTS AND OTHER RESTRICTIONS SET FORTH IN AN EXECUTIVE EXCHANGE AND RESTRICTED STOCK AGREEMENT, DATED AS OF DECEMBER 21, 2007 WITH THE COMPANY AND THE SECURITYHOLDERS AGREEMENT, DATED AS OF DECEMBER 21, 2007, AMONG THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY.

3. Transfers of Shares by the Executive.

(a) Subject to the provisions of this Agreement, the Shares, may not be (voluntarily or involuntarily), directly or indirectly, transferred, pledged, assigned or otherwise disposed of (each, a “Transfer”) by the Executive except in accordance with this Agreement and the Securityholders Agreement, or with the prior written consent of the Cerberus Member, except as follows:

(1)	The Shares may be Transferred to the Executive’s spouse or children or to trusts established for their benefit, provided that any Shares Transferred shall remain subject to the provisions of this Agreement and the Securityholders Agreement and the transferee must agree to be bound by the terms of this Agreement and the Securityholders Agreement as provided in Section 2(a)(3) below.

(2)	Upon the consummation of an Initial Public Offering, the Executive may Transfer Shares, but the Transfer may not occur prior to the later of (i) May 2, 2010 and (ii) the expiration of any lock-up imposed by the underwriters in the Initial Public Offering. Notwithstanding the previous sentence, following the consummation of an Initial Public Offering, in the event that (1) the Cerberus Member or its affiliates have previously sold for cash or otherwise received cash distributions in respect of their Shares of at least $250 million in the aggregate and (2) the Cerberus Member or its affiliates Transfer any Shares, then the Executive may Transfer a percentage of his or her Shares equal to the percentage of the Shares Transferred by the Cerberus Member or its affiliates to unaffiliated third parties after an Initial Public Offering.

(3)	If the Executive Transfers all or any of the Shares to a Person other than the Company or the Cerberus Member, that transferee shall be obligated to comply with the provisions of this Agreement and the Securityholders Agreement.

(b) The Shares of the Executive will (A) be subject to the drag-along rights of the Cerberus Member to force the sale of such Shares in certain circumstances and (B) be entitled to the tag-along rights to participate in certain sales of such Shares, in each case as set forth in the Securityholders Agreement.

4. Repurchase of Shares by the Company or the Cerberus Member.

(a) At any time within 90 days following the Executive’s (i) death, (ii) termination of employment as a result of Disability, (iii) termination of employment for Cause or (iv) resignation of employment without Good Reason, the Company and any of its subsidiaries shall have the right, but not the obligation, to purchase from the Executive, and to cause the Executive to sell to the Company or any such subsidiary, the Shares for the Fair Market Value of those Shares, payable in cash in a lump sum upon the closing of the repurchase.

(b) If the Company or any of its subsidiaries does not exercise its right to repurchase the Shares pursuant to Section 4(a), the Cerberus Member shall have the right, for a period of 60 calendar days after the expiration of the applicable 90 day period set forth above, to repurchase such Shares upon the terms and conditions set forth in Section 4(a).

(c) Subject to Section 4(e), if termination of the Executive’s employment occurs as a result of a termination without Cause or a resignation of employment by the Executive with Good Reason, the Company or any of its subsidiaries shall, upon not less than 60 days prior written notice from the Purchaser, have the obligation to purchase from the Executive all of the Shares for an amount equal to the Fair Market Value of those Shares, payable in cash in a lump sum upon the closing of the repurchase.

(d) Notwithstanding any provision contained in this Agreement to the contrary, the Company’s and the Cerberus Member’s right to repurchase Shares shall terminate upon an Initial Public Offering, except with respect to a termination of the Executive’s employment for Cause, which right shall survive the consummation of any Initial Public Offering.

(e) In the event that the Company is not permitted by financing arrangements applicable to the Company or any of its subsidiaries to repurchase the Shares pursuant to Section 4(a) or Section 4(c) hereof, the Company may repurchase such Shares through the issuance of a subordinated note with a five year bullet maturity and accruing interest at a rate of 10% per annum. At such time that the Company is permitted to repurchase such Shares under the applicable financing arrangements, the Company shall pay to the Executive the remaining principal amount of the subordinated note plus any accrued and unpaid interest prior to the maturity of the note; provided, however, if (A) other Executives (as defined in the Securityholders Agreement) receive such notification along with the Executive, (B) such Executives exercise a similar election to repurchase the Shares with a subordinated note as provided in the previous sentence and (C) the Company does not have sufficient funds to satisfy all such elections, then the Executive and such Management Securityholders will be allocated such payment pro-rata in accordance with their respective percentage interest in the Company.

(f) Upon the occurrence of an event that entitles or requires the Company or the Cerberus Member (each, a “Repurchaser”) to purchase the Shares pursuant to Sections 4(a), (b) or (c), the Repurchaser may exercise its election to purchase the Shares by written notice to the Executive (the “Purchase Notice”) within the applicable time periods specified above, such Purchase Notice to disclose the Fair Market Value of the Shares. The Repurchaser and the Executive shall consummate such purchase on a date to be jointly determined by the Repurchaser and the Executive (not later than 30 calendar days after the delivery of the Purchase Notice) by delivery by the Executive of written acknowledgment that it no longer has any right, title or interest in the Shares to be repurchased and by delivery of the purchase price therefor by the Repurchaser by wire transfer.

(g) In addition to the Company’s and the Cerberus Member’s right to repurchase the Shares, solely in the event of the Executive’s death at a time when the Executive was still employed by NewPage Corporation or its subsidiaries, the Executive’s legal representatives may, within 90 days following the Executive’s death, send a written notice to the Company evidencing their desire to sell the Shares to the Company (the “Sale Notice”). The Company and the Executive shall consummate such purchase on a date to be jointly determined by the Company and the Executive’s legal representatives (not later than 30 calendar days after the delivery of the Sale Notice) by delivery by the Executive’s legal representatives of written acknowledgment that it no longer has any right, title or interest in the Shares to be sold and by delivery of the purchase price therefor by the Company, in an amount set forth in Section 4(a)(1) and (2), by wire transfer or by issuance of a subordinated note as described above. Notwithstanding any provision contained in this Agreement to the contrary, the Company’s obligation to repurchase Shares shall terminate upon an Initial Public Offering.

5. Representations and Warranties of the Executive. The Executive hereby represents and warrants to the Company as follows:

(a) The Executive’s execution, delivery and performance of the Transaction Documents do not and will not (i) result in a violation of any applicable law, statute, rule or regulation or order, injunction, judgment or decree of any court or other governmental or regulatory authority to which the Executive is bound or subject, (ii) conflict with, or result in a breach of the terms, conditions or provisions of, constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which the Executive or any of his properties or assets are bound, or (iii) require any authorization, consent, approval, exemption or other action by or notice to any third party. The Transaction Documents have been duly executed and delivered by the Executive and upon due execution and delivery by the Company and the Cerberus Member will constitute the legal, valid and binding obligations of the Executive enforceable against the Executive in accordance with their terms, except as the enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general or by general principles of equity.

(b) The Executive understands that the Shares being purchased are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, are being offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”) in a private placement that is exempt from the registration provisions of the Securities Act and that under such laws and applicable regulations those securities may be resold without registration under the Securities Act only in limited circumstances. The Executive understands that it must bear the economic risk of the acquisition of the Shares made in connection with this Agreement for an indefinite period of time (subject, however, to the Company’s obligation to repurchase the Shares in accordance with the terms of this Agreement and to the Company’s obligation to effect the registration of registrable securities in accordance with the Stockholder’s Agreement) because, among other reasons, the Shares have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of certain states or an exemption from such registration is available.

(c) The Executive understands that the Shares being purchased are subject to the Securityholders Agreement and this Agreement.

(d) The Executive can bear the economic risk of his investment in the Shares and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and the risks of the investment. The Executive has been furnished with all materials relating to the business, finances and operations of the Company which have been requested, including, without limitation, all certificates, instruments, agreements and other documents defining the rights, limitations and preferences of the Shares and the holders thereof. The Executive has conducted his own investigation of the Company and is not relying on any representations or warranties of the Company other than those expressly set forth in this Agreement. The Executive understands that the Company is not under any obligation to register the Shares on the Executive’s behalf, except as may be required pursuant to the Stockholder’s Agreement.

(e) The Executive is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act or, to the extent the Executive is not an “accredited investor,” another exemption from registration under the Securities Act applies to the Executive’s receipt of Shares under this Agreement.

6. Representation and Warranty of the Company. The Company hereby represents and warrants to the Executive that the Company is a corporation, duly formed and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute, deliver and carry out the transactions contemplated by this Agreement.

7. Conditions. The obligations of the Executive, the Company and the Cerberus Member pursuant to this Agreement will be subject to satisfaction of the following conditions on the Effective Date:

(a) The Executive and the Company have duly executed and delivered a counterpart signature page to the Securityholders Agreement.

(b) The representations and warranties of each of the other parties under this Agreement will be true, complete and correct at and as of the Effective Date.

(c) Each of the other parties has performed and complied with all agreements and covenants contained in this Agreement required to be performed or complied with by it prior to or at the Effective Date.

(d) Each of the other parties has obtained any and all consents, waivers, registrations, approvals or authorizations, with or by any governmental body and all consents, waivers, approvals or authorizations of any other person required for the valid execution of the Transaction Documents by that party and for the consummation of the transactions contemplated hereby and thereby.

(e) No governmental body or any other person has issued an order, injunction, judgment, decree, ruling or assessment which is in effect restraining or prohibiting the completion of the transactions contemplated under any of the Transaction Documents, nor shall any such order, injunction, judgment, decree, ruling or assessment be pending or, to the Company’s or the Executive’s knowledge, threatened.

(f) The Closing shall have occurred.

8. General.

(a) Amendments and Waivers. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions of this Agreement may not be given, without the written consent of each of the parties.

(b) Notices. All notices and other communications provided for or permitted under this Agreement to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by facsimile, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee as follows:

If to the Company, to:

NewPage Group Inc.
c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10171
Attention: Lenard Tessler
Fax No.: (212) 755-3009

With a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attn: Stuart D. Freedman, Esq.
Fax No.: (212) 593-5955

If to the Executive, to the address of the Executive set forth on the signature page below.

All such notices, requests, consents and other communications will be deemed to have been delivered (i) in the case of personal delivery or delivery by confirmed facsimile, on the date of delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day, and (iii) in the case of mailing, on the third business day following the mailing if sent by certified mail, return receipt requested.

(c) Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties and their respective heirs, successors, and permitted assigns. The Executive may not assign any of his rights or obligations under this Agreement without the prior written consent of the Company.

(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, will be deemed to be an original, but all of which counterparts, taken together, will constitute one and the same instrument.

(e) Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of terms contained in this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender will be deemed to include each other gender; (ii) words using the singular or plural number will also include the plural or singular number, respectively; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless otherwise specified; (v) “or” is not exclusive; and (vi) provisions apply to successive events and transactions.

(f) Severability. If any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

(g) Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(h) Consent to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the non-exclusive jurisdiction of any federal or state court within the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 8(b) will be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any federal or state court in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(i) Waiver of Jury Trial. THE PARTIES HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF. THE PARTIES AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

(j) Termination. This Agreement will automatically terminate upon a termination of the Stock Purchase Agreement in accordance with its terms.

(k) Specific Performance. Each of the parties acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties shall and do hereby waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, will be entitled to compel specific performance of this Agreement in any action instituted in any federal or state court located in the State of Delaware, or, if those courts do not have jurisdiction over the action, in any court of the United States or any state thereof having subject matter jurisdiction over the action.

(l) Entire Agreement. This Agreement, together with the Securityholders Agreement, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter, including the Executive Purchase Agreement, Registration Rights Agreement and the LLC Agreement which shall be null and void and of no further force or effect.

(m) Further Assurances. Each party will do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(n) Third Party Beneficiary Rights. The Cerberus Member shall be a third party beneficiary to all the rights and benefits under this Agreement.

(o) Construction. The Company and the Executive acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NEWPAGE GROUP INC.

By:
Name:
Title:

EXECUTIVE:

Name:
Address:

Equity Exchange and Restricted Stock Agreement Signature Page